SUBSIDIARY INFORMATION


      Registrant Questar Corporation has the following subsidiaries:
Mountain Fuel Supply Company, a Utah corporation; Entrada Industries, Inc., a Utah corporation; Questar Pipeline Company, a Utah corporation; Questar InfoComm, Inc., a Utah corporation; Universal Resources Corporation, a Texas corporation; Questar Development Corporation, a Utah corporation; and Questar Energy Services, Inc., a Utah corporation.

      Entrada Industries, Inc., has the following subsidiaries: Wexpro Company, a Utah corporation, and Celsius Energy Company, a Nevada corporation.

      Universal Resources Corporation has three active subsidiaries:
URC Canyon Creek Compression Company, a Utah corporation; Questar Energy Trading Company, a Utah corporation; and Questar WMC Corporation, a Utah corporation. Universal Resources also does business under the names Questar Energy Company and URC Corporation.

      Questar Pipeline has two subsidiaries: Questar TransColorado, Inc. and Questar Gas Management Company, both of which are Utah corporations.

      Questar Development Corporation has one active subsidiary:
Interstate Land Corporation, a Utah corporation.